EXHIBIT 21.1

SUBSIDIARIES OF VENTURI PARTNERS, INC.

State of
Subsidiary	Incorporation	Does Business As
PFI Corp	Delaware	N/A; serves as a holding company
Venturi Staffing Partners, Inc.	Delaware	Venturi Staffing Partners, Venturi Career Partners
Venturi Technology Partners, LLC	North Carolina limited liability company	Venturi Technology Partners
Venturi Staffing Partners, LLC	California limited liability company	Venturi Staffing Partners, Venturi Career Partners
Venturi Texas Staffing Partners, LP	Texas limited partnership	Venturi Staffing Partners, Venturi Career Partners

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